Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

by and between

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

and

FURIEX PHARMACEUTICALS, INC.

Dated as of                     , 2010

EMPLOYEE MATTERS AGREEMENT

EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of                         , 2010, by and between Pharmaceutical Product Development, Inc., a North Carolina corporation (“PPD”), and Furiex Pharmaceuticals, Inc., a Delaware corporation (“Furiex”). Each of PPD and Furiex is herein referred to as a “Party” and collectively, as the “Parties”.

RECITALS:

WHEREAS, PPD, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the PPD Business and (ii) the Furiex Business;

WHEREAS, the Board of Directors of PPD has determined that it is appropriate, desirable and in the best interests of PPD and its shareholders to separate PPD into two independent companies (the “Separation”), one for each of: (i) the PPD Business, which shall continue to be owned and conducted, directly or indirectly, by PPD, and (ii) the Furiex Business, which shall be owned and conducted, directly or indirectly, by Furiex;

WHEREAS, to effect the Separation, the Parties entered into a Separation and Distribution Agreement dated as of even date hereof (as amended or otherwise modified from time to time, the “Separation Agreement”); and

WHEREAS, pursuant to the Separation Agreement, PPD and Furiex have agreed to enter into this Agreement for the purpose of allocating assets, liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs between them.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. The following terms shall have the following meanings:

“Affiliate” shall mean the definition as set forth in the Separation Agreement.

“Benefit Plan” shall mean, with respect to an entity, each plan, program, arrangement, agreement or commitment that is an employment, change in control/severance, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, disability or accident insurance plan, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).

“COBRA” shall mean the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Sections 601 through 608 of ERISA, together with all regulations and proposed regulations promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended, including any successor statute, regulation and guidance thereto.

“Distribution” shall mean the definition as set forth in the Separation Agreement.

“Distribution Date” shall mean the definition as set forth in the Separation Agreement.

“Effective Time” shall mean the definition as set forth in the Separation Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean with respect to any Person, each business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with such Person within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with such Person under Section 414(o) of the Code, or under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA.

“Exchange Act” shall mean the definition as set forth in the Separation Agreement.

“Former Furiex Employee” shall mean the definition as set forth in the Separation Agreement.

“Former Furiex Employee” shall mean the definition as set forth in the Separation Agreement.

“Governmental Authority” shall mean the definition as set forth in the Separation Agreement.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Initial Furiex Stock Price” shall mean the closing per share trading price of Furiex Common Stock on the day after the Distribution Date, unless otherwise determined by the PPD Board of Directors or its Compensation Committee in its sole discretion in order to effect an equitable adjustment of a PPD Option in connection with the Distribution and ensure that such PPD Option is not deemed to have undergone a modification under Section 409A of the Code.

“Liabilities” shall mean the definition as set forth in the Separation Agreement.

“Furiex 401(k) Plan” shall mean the definition as set forth in Section 3 of this Agreement.

“Furiex Benefit Plan” shall mean any Benefit Plan sponsored, maintained or contributed to by any member of the Furiex Group or any ERISA Affiliate thereof immediately following the Effective Time, including the Furiex 401(k) Plan and the Furiex Welfare Plans.

“Furiex Business” shall mean all of the business and operations of the compound partnering segments of PPD as described in the Form 10.

“Furiex Common Stock” shall mean the common stock, par value $.001 per share, of Furiex.

“Furiex Employee” shall mean a person listed on Exhibit A to the Separation Agreement.

“Furiex Group” shall mean the definition as set forth in the Separation Agreement.

“Furiex Liabilities” shall mean the definition as set forth in the Separation Agreement.

“Furiex Participant” shall mean any individual who, immediately following the Effective Time, is an Furiex Employee, a Former Furiex Employee or a beneficiary, dependent or alternate payee of any of the foregoing.

“Furiex Welfare Plans” shall mean health and welfare plans maintained by a member of the Furiex Group.

“Participating Company” shall mean PPD or any Person (other than an individual) participating in a PPD Benefit Plan.

“Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any governmental entity.

“Post-Distribution PPD Option” shall mean the definition set forth in Section 5.1(a) of this Agreement.

“Post-Distribution PPD Stock Price” shall mean the closing per share trading price of PPD Common Stock on an ex-distribution basis on the day after the Distribution Date, unless otherwise determined by the PPD Board of Directors or its Compensation Committee in its sole discretion in order to effect an equitable adjustment of a PPD Option in connection with the Distribution and ensure that such PPD Option is not deemed to have undergone a modification under Section 409A of the Code.

“PPD 401(k) Plan” shall mean the definition as set forth in Section 2.1(a) of this Agreement.

“PPD Benefit Plan” shall mean any Benefit Plan sponsored, maintained or contributed to by any member of the PPD Group or any ERISA Affiliate thereof other than Furiex or any member of the Furiex Group.

“PPD Business” shall mean the definition as set forth in the Separation Agreement.

“PPD Common Stock” shall mean the definition as set forth in the Separation Agreement.

“PPD Employee” shall mean the definition as set forth in the Separation Agreement.

“PPD Group” shall mean the definition as set forth in the Separation Agreement.

“PPD Liabilities” shall mean the definition as set forth in the Separation Agreement.

“PPD Option” shall mean an option to purchase shares of PPD Common Stock granted pursuant to the PPD Stock Plan.

“PPD Participant” shall mean any individual who, immediately following the Effective Time, is a PPD Employee, a Former PPD Employee or a beneficiary, dependent or alternate payee of any of the foregoing.

“PPD Stock Plan” shall mean the Pharmaceutical Product Development, Inc. Equity Compensation Plan, as amended.

“PPD Welfare Plans” shall mean, collectively, the health and welfare benefit plans maintained by a member of the PPD Group.

“Pre-Distribution PPD Stock Price” shall mean the closing per share trading price of PPD Common Stock on an ex-distribution basis on the Distribution Date.

“Pre-Distribution PPD Option Price” shall mean the definition set forth in Section 5.1(a)(i) of this Agreement.

“Subsidiary” shall mean the definition as set forth in the Separation Agreement.

“Third Party” shall mean the definition as set forth in the Separation Agreement.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby”, “herein” and “herewith” and words of similar import when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The word “or” shall not be exclusive.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Assumption and Retention of Liabilities; Related Assets.

(a) As of the date hereof and with effect at the Effective Time, except as otherwise expressly provided in this Agreement, PPD shall, or shall cause one or more members of the PPD Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all PPD Benefit Plans (except that PPD shall have no liability with respect to any assets of the PPD Retirement Savings Plan (the “PPD 401(k) Plan”) to the extent, and as of the date, that such assets are transferred to the Furiex 401(k) Plan pursuant to Section 3.1), (ii) all Liabilities (excluding Liabilities incurred under a Benefit Plan except as otherwise provided in this Agreement) with respect to the employment, service, termination of employment or termination of service of all PPD Employees, Former PPD Employees and their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the PPD Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services for any member of the PPD Group, and (iii) any other Liabilities or obligations expressly assigned to PPD or any of its Affiliates (other than any member of the Furiex Group) under this Agreement. For purposes of clarification, the Liabilities assumed or retained by the PPD Group as provided for in this Section 2.1(a) or elsewhere in this Agreement are intended to be PPD Liabilities.

(b) As of the date hereof and with effect at the Effective Time, except as otherwise expressly provided in this Agreement, Furiex shall, or shall cause one or more members of the Furiex Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all Furiex Benefit Plans, (ii) all Liabilities (excluding Liabilities incurred under a Benefit Plan except as otherwise provided in this Agreement) with respect to the employment, service, termination of employment or termination of service of all Furiex Employees, Former Furiex Employees and their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the PPD Group or Furiex Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services for any member of the Furiex Group, or in the case of Former Furiex Employees, the PPD Group, and (iii) any other Liabilities or obligations expressly assigned to Furiex or any of its Affiliates (other than any member of the PPD Group), under this Agreement. For purposes of clarification, the Liabilities assumed or retained by the Furiex Group as provided for in this Section 2.1(b) or elsewhere in this Agreement are intended to be Furiex Liabilities as such term is defined in the Separation Agreement.

(c) From time to time after the Distribution Date, the Parties shall promptly reimburse one another, upon written request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the reasonable cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates. Any such request for reimbursement must be made not later than the first anniversary of the Distribution Date.

(d) PPD shall retain responsibility for all employee-related regulatory filings for reporting periods through the Distribution Date except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions or other Governmental Authority inquiries, for which PPD will provide data and information (to the extent permitted by applicable Laws and consistent with Section 8.1) to Furiex, who will be responsible for making such filings in respect of Furiex Employees.

Section 2.2 Participation in PPD Benefit Plans. Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between or among the affected Parties, (i) effective as of the Effective Time, Furiex and each member of the Furiex Group shall cease to be a Participating Company in any PPD Benefit Plan, and (ii) each Furiex Participant and any other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of any member of the Furiex Group or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Furiex Group), effective as of the Effective Time, shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any PPD Benefit Plan (except to the extent of obligations that accrued on or before the Effective Time, including benefits that are not otherwise addressed herein), and Furiex and PPD shall take all necessary action to effectuate each such cessation.

Section 2.3 Service Recognition. Furiex shall give each Furiex Participant full credit for purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals under any Furiex Benefit Plan, respectively, for such Furiex Participant’s service with any member of the PPD Group through the Distribution Date to the same extent such service was recognized by the applicable PPD Benefit Plans as of the Distribution Date; provided, that, such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.

ARTICLE III

QUALIFIED DEFINED CONTRIBUTION PLAN

Section 3.1 Furiex 401(k) Plan.

(a) Establishment of the Furiex 401(k) Plan. Effective as of the Distribution Date, Furiex shall, or shall have caused one of its Affiliates to, establish a defined contribution plan and trust for the benefit of Furiex Participants (the “Furiex 401(k) Plan”). Furiex shall be responsible for taking all necessary, reasonable and appropriate action to establish, maintain and administer the Furiex 401(k) Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt from Federal income tax under Section 501(a) of the Code. Furiex (acting directly or through its Affiliates) shall be responsible for any and all Liabilities and other obligations with respect to the Furiex 401(k) Plan.

(b) Transfer of Savings Plan Assets. Not later than ninety (90) days following the Distribution Date (or such later time as mutually agreed by PPD and Furiex), PPD shall cause the accounts (including any outstanding loan balances) in the PPD 401(k) Plan attributable to Furiex Participants and all of the assets in the PPD 401(k) Plan related thereto, to be transferred to the Furiex 401(k) Plan and Furiex shall cause the Furiex 401(k) Plan to accept such transfer of accounts and underlying assets and, effective as of the date of such transfer, to assume and to fully perform, pay and discharge, all obligations of the PPD 401(k) Plan relating to the accounts of Furiex Participants (to the extent the assets related to those accounts are actually transferred from the PPD 401(k) Plan to the Furiex 401(k) Plan). Any transfer of assets pursuant to this Section 3.1(b) shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(1)-1, and Section 208 of ERISA.

(c) Form 5310-A. No later than thirty (30) days prior to the date of any transfer of assets and liabilities pursuant to Section 3.1(b), PPD and Furiex (each acting directly or through their respective Affiliates) shall, to the extent necessary, file Internal Revenue Service Form 5310-A regarding the transfer of assets and liabilities from the PPD 401(k) Plan to the Furiex 401(k) Plan as described in this Section 3.1.

(d) Contributions as of the Distribution Date. All contributions payable to the PPD 401(k) Plan with respect to employee deferrals and contributions, matching contributions and other contributions for Furiex Participants through the Distribution Date, determined in accordance with the terms and provisions of the PPD 401(k) Plan, ERISA and the Code, shall be paid by PPD to the PPD 401(k) Plan prior to the date of the asset transfer described in subsection (b), above.

ARTICLE IV

HEALTH AND WELFARE PLANS

Section 4.1 Health and Welfare Plans Maintained By PPD through the Distribution Date.

(a) Establishment of Welfare Plans. PPD or one or more of its Affiliates maintain the PPD Welfare Plans for the benefit of eligible PPD Participants and Furiex Participants. Effective as of the day following the Distribution Date, Furiex shall, or shall cause a Furiex Affiliate to, adopt, for the benefit of eligible Furiex Participants, Furiex Welfare Plans on terms and conditions determined by Furiex.

(b) Employees on Leave. Notwithstanding any other provision of this Agreement to the contrary, Furiex shall assume Liability for payment of any salary continuation, short term disability or health and welfare coverage with respect to Furiex Employees and PPD shall have no further responsibility for such disabled Furiex Employees or Furiex Employees on approved leave after the Distribution Date.

(c) COBRA and HIPAA. Effective as of the Effective Time, PPD shall retain responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to Furiex Participants who, as of the Distribution Date, were covered under a PPD Welfare Plan and had a qualifying event within the meaning of Code § 4980B(f)(3) before the Effective Time. PPD (acting directly or through its Affiliates) shall be responsible for administering compliance with any certificate of creditable coverage requirements of HIPAA or Medicare applicable to the PPD Welfare Plans with respect to Furiex Participants.

(d) Liabilities.

(i) Insured Benefits. With respect to employee welfare and fringe benefits that are provided through the purchase of insurance (including, without limitation, health, disability and workers’ compensation benefits), PPD shall timely pay all premiums in respect of coverage of Furiex Participants in respect of the period through the Distribution Date and shall retain all claims incurred by the Furiex Participants through the Distribution Date, and Furiex shall cause PPD not to have any liability in respect of any and all claims of Furiex Participants that are incurred under the Furiex Welfare Plans.

(ii) Incurred Claim Definition. For purposes of this Section 4.1(e), a claim or Liability is deemed to be incurred (A) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or Liability; (B) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability; and (C) with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability.

Section 4.2 Time-Off Benefits. Furiex shall credit each Furiex Participant with the amount of accrued but unused paid time-off benefits as such Furiex Participant had with the PPD Group as of the Distribution Date.

ARTICLE V

STOCK OPTIONS

Section 5.1 Treatment of Outstanding PPD Options.

(a) Each PPD Option that is outstanding on the Distribution Date shall, as of the Distribution Date, be adjusted in the following manner (as adjusted, a “Post-Distribution PPD Option”):

(i) The number of shares subject to the Post-Distribution PPD Option shall be equal to the number of shares subject to the PPD Option immediately prior to the Distribution Date. The per share exercise price of the Post-Distribution PPD Option shall be equal to the product of (1) the Pre-Distribution PPD Option Price multiplied by (2) a fraction, the numerator of which shall be the Post-Distribution PPD

Stock Price and the denominator of which shall be the Pre-Distribution PPD Stock Price. Following the adjustment to the per share exercise price of the Post-Distribution PPD Option, the number of shares subject to the Post-Distribution PPD Option shall be adjusted, if necessary, to ensure that the intrinsic value of each Post-Distribution PPD Option is the same on the day immediately after the Distribution Date as it is on the Distribution Date. With respect to each Post-Distribution PPD Option, the aggregate spread of such option shall not exceed the aggregate spread of the relevant PPD Option on which it was based, and the ratio of the exercise price to the fair market value of the shares subject to the Post-Distribution PPD Option, immediately after the adjustment shall not be greater than the ratio of the exercise price to the fair market value of the shares subject to the relevant PPD Option immediately before the adjustment and all other requirements of Section 409A shall be met in order to ensure that no modification is deemed to occur under Section 409A with respect to any Post-Distribution PPD Option.

(ii) Each unvested PPD Option held by a Furiex Employee immediately before the Distribution Date shall automatically terminate as of the Distribution Date.

(iii) Each vested PPD Option held by a Furiex Employee immediately after the Distribution Date shall thereafter be a Post-Distribution PPD Option. Any Post-Distribution PPD Option held by a Furiex Employee must be exercised prior to the earlier of (A) the termination of the Furiex Employee’s employment with Furiex for any reason (provided that the Furiex Employee will be allowed to exercise during any post-termination period provided by the relevant PPD Option on which the Post-Distribution PPD Option was based) or (B) the expiration date of the relevant PPD Option on which the Post-Distribution PPD Option was based.

(iv) Prior to the Distribution Date, PPD shall take all actions necessary to provide that, effective as of the Distribution Date, for purposes of the Post-Distribution PPD Options (including in determining exercisability and the post-termination exercise period), a Furiex Employee’s continuous service with the Furiex Group (including applicable successors) following the Distribution Date shall be deemed continuous service with PPD.

(v) Upon the exercise of a Post-Distribution PPD Option, regardless of the holder thereof, the exercise price shall be paid to (or otherwise satisfied to the satisfaction of) PPD in accordance with the terms of the Post-Distribution PPD Option, and PPD shall be solely responsible for the issuance of PPD Common Stock, for ensuring the collection of the employee portion of all applicable withholding tax on behalf of the employing entity of such holder and for ensuring the remittance of such withholding taxes to the employing entity of such holder.

(b) Except as otherwise provided herein, the Post-Distribution PPD Options shall remain subject to the terms and conditions of the underlying PPD Options as in effect immediately prior to the Distribution Date (taking into account changes in the identity of the employer, including for purposes of determining whether a change in control has occurred).

Section 5.2 Cooperation and Special Award Terms. PPD shall establish an appropriate administration system in order to handle, in an orderly manner, exercises of Post-Distribution PPD Options. Each of the Parties will work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s data and records in respect of such awards are correct and updated on a timely basis. The foregoing shall include employment status and information required for tax withholding/remittance, compliance with trading windows and compliance with the requirements of the Exchange Act and other applicable Laws. Each of the Parties shall honor the terms of any written agreement entered into on or before the Distribution Date with any employee of another Party insofar as such written agreement provides for accelerated vesting or the extension of the term of any PPD Options.

Section 5.3 SEC Registration. The Parties mutually agree to use reasonable best efforts to maintain effective registration statements with the SEC with respect to the Post-Distribution PPD Options.

ARTICLE VI

ADDITIONAL COMPENSATION MATTERS

Section 6.1 Workers’ Compensation Liabilities. Except as provided in Section 4.1(e)(i), all workers’ compensation Liabilities relating to, arising out of, or resulting from any claim that results from an accident, incident or event occurring, or from an occupational disease which becomes manifest, at, before or after the Distribution Date by (i) any PPD Employee or Former PPD Employee shall be retained by PPD, and (ii) by any Furiex Employee or Former Furiex Employee shall be assumed by Furiex.

Section 6.2 Director Programs; Director Fees. PPD shall retain responsibility for the payment of any fees payable in respect of service on the PPD Board of Directors that are payable but not yet paid as of the Distribution Date, and Furiex shall not have any responsibility for any such payments. After the Distribution Date, PPD and Furiex will each be responsible for the fees and expenses of their respective Boards of Directors.

Section 6.3 Certain Payroll Matters. In the case of an individual who transfers employment on the Distribution Date from PPD to Furiex, Furiex shall be responsible for paying the entire payroll amount due to such individual for the first payroll cycle ending after the Distribution Date and for satisfying all applicable tax reporting and withholding requirements in respect of such payment; provided, that, PPD shall reimburse Furiex for the gross amount of the payroll payment (i.e., including any applicable deductions) and for all tax withholdings remitted in respect of such portion of the payroll period ending on the Distribution Date. PPD shall be entitled to the benefit of any tax deduction in respect of its payment (by reimbursement to Furiex) for the portion of the payroll period ending on the Distribution Date.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification by Furiex. Furiex hereby agrees to indemnify, defend and hold harmless PPD from and against any and all claims, losses, demands, liabilities, costs and expenses (including reasonable attorneys’ fees and costs and expenses related thereto) suffered or incurred by PPD as a result of, or in connection with, a breach of this Agreement by Furiex.

Section 7.2 Indemnification by PPD. PPD hereby agrees to indemnify, defend and hold harmless Furiex from and against any and all claims, losses, demands, liabilities, costs and expenses (including reasonable attorney’s fees and costs and expenses related thereto) suffered or incurred by Furiex as a result of, or in connection with, a breach of this Agreement by PPD.

Section 7.3 Procedures. Any claim for indemnification under this Section 7 shall be governed by, and be subject to, the provisions of Article V of the Separation Agreement, which provisions are hereby incorporated by reference into this Agreement and any references to “Agreement” in such Article V as incorporated herein shall be deemed to be references to this Agreement.

ARTICLE VIII

GENERAL AND ADMINISTRATIVE

Section 8.1 Sharing Of Information. PPD and Furiex (acting directly or through their respective Affiliates) shall provide to each other and their respective agents and vendors all information as the other may reasonably request to enable the requesting Party to administer efficiently and accurately each of its Benefit Plans, to timely and accurately comply with and report under Section 14 of the Exchange Act and to determine the scope of, as well as fulfill, its obligations under this Agreement. Such information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such information available outside of its normal business hours and premises. Any information shared or exchanged pursuant to this Agreement shall be subject to the confidentiality requirements set forth in the Separation Agreement. The Parties also hereby agree to enter into any business associate agreements that may be required for the sharing of any information pursuant to this Agreement to comply with the requirements of HIPAA.

Section 8.2 Reasonable Efforts/Cooperation. Each of the Parties hereto will use its reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, including adopting plans or plan amendments. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the Internal Revenue Service, an advisory opinion from the Department of Labor or any other filing, consent or governmental approval.

Section 8.3 Employer Rights. Nothing in this Agreement shall prohibit any Party or any of their respective Affiliates from amending, modifying or terminating any of their respective Benefit Plans at any time within their sole discretion.

Section 8.4 Effect on Employment. Except as expressly provided in this Agreement, the occurrence of the Distribution alone shall not cause any employee to be deemed to have incurred a termination of employment, which entitles such individual to the commencement of benefits under any of the PPD Benefit Plans. Furthermore, nothing in this Agreement is intended to confer upon any employee or former employee of PPD, Furiex or any of their respective Affiliates any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave.

Section 8.5 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any Third Party and such consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such Third Party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

Section 8.6 Access to Employees. Following the Distribution Date, PPD and Furiex shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between or among any of the Parties) to which any employee, director or Benefit Plan of the PPD Group or Furiex Group is a party and which relates to their respective Benefit Plans prior to the Distribution. The Party to whom an employee is made available in accordance with this Section 8.6 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith. Any such reimbursement by one Party to the other shall be made within 90 days of the date on which the Party seeking reimbursement provides the reimbursing Party with documentation of such expenses that is reasonably acceptable to the reimbursing Party.

Section 8.7 Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable law, including, without limitation, the privacy and security requirements of HIPAA, and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to Furiex Participants under PPD Benefit Plans shall be transferred to and be in full force and effect under the corresponding Furiex Benefit Plans and PPD Benefit Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant Furiex Participant.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Effect If Certain Events Do Not Occur. Notwithstanding anything in this Agreement to the contrary, if the Separation Agreement is terminated prior to the Effective Time, then all actions and events that are, under this Agreement, to be taken or occur effective prior to, as of or following the Distribution Date, or otherwise in connection with the Separation, shall not be taken or occur except to the extent specifically agreed to in writing by PPD on the one hand and Furiex on the other hand and no Party shall have any Liability or further obligation to any other Party under this Agreement.

Section 9.2 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any Third Party as creating the relationship of principal and agent, partnership or joint venture between or among the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between or among the Parties other than the relationship set forth herein.

Section 9.3 Subsidiaries. Each of the Parties shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on and after the Distribution Date. The Parties acknowledge that certain actions, agreements and obligations that certain of their Affiliates and Subsidiaries may be required to perform in connection with the performance of the Parties obligations under this Agreement may require governmental approval under applicable law, and therefore agree that performance of such actions, agreements and obligations is subject to the receipt of all such necessary governmental approvals, which governmental approvals each Party shall, and shall cause the members of its respective Group to, use its reasonable best efforts to obtain.

Section 9.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

To PPD:

Pharmaceutical Product Development, Inc.

929 North Front Street

Wilmington, North Carolina 28401

Attn: Chief Executive Officer

Facsimile: 910-762-5820

With copy to General Counsel

To Furiex:

Furiex Pharmaceuticals, Inc.

3900 Paramount Parkway, Suite 150

Morrisville, North Carolina 27560

Attn: Principal Executive Officer

Facsimile: 919-

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 9.5 Entire Agreement. This Agreement, the Separation Agreement, and all other agreements, instruments, understandings, assignments or other arrangements entered into between the Parties in connection with the Separation, including the exhibits and schedules thereto, contain the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Separation Agreement, the terms and conditions of this Agreement (including amendments thereto) shall control.

Section 9.6 Waivers. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 9.7 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina, irrespective of the choice of laws principles of the State of North Carolina as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 9.8 Counterparts. This Agreement may be executed in more than one counterparts, each of which shall be considered one and the same agreement, and shall become effective when each counterpart has been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

Section 9.9 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to affect the original intent of the Parties.

Section 9.10 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of force majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such force majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

Section 9.11 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any material agreement, instrument or order binding on such Party.

Section 9.12 No Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder. There are no Third Party beneficiaries of this Agreement and this Agreement shall not provide any Third Party, including, without limitation, any current or former employee or director of either Party, with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 9.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 9.14 Separation Agreement. To the extent not inconsistent with any specific term of this Agreement, the provisions of the Separation Agreement shall apply in relevant part to this Agreement, including Article VII (Confidentiality), Article IX (Dispute Resolution), Sections 9.5 (Limitation of Liability), 11.1 (Termination), 12.4 (Assignability), 12.10 (Headings), 12.13 (Specific Performance), 12.14 (Amendments) and 12.15 (Waiver of Jury Trial) thereof.

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IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be duly executed as of the day and year first above written.

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

By:
Name:
Title:

FURIEX PHARMACEUTICALS, INC.

By:
Name:
Title:

[Signature page to Employee Matters Agreement]